SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 31, 2007

RGC RESOURCES, INC.

(Exact name of Registrant as specified in its charter)

Virginia	000-26591	54-1909697
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

519 Kimball Ave., N.E. Roanoke, Virginia	24016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 540-777-4427

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Concurrent with closing on the sale of the stock of Bluefield Gas Company (“Bluefield”) by RGC Resources, Inc. (the “Company”) and the natural gas distribution assets of Roanoke Gas Company (“Roanoke Gas”) located in the Town of Bluefield and the County of Tazewell, Virginia (“Bluefield division of Roanoke Gas”), effective as of October 31, 2007, Roanoke Gas received a promissory note (the “Note”) in the amount of $1,300,000 payable by ANGD, LLC (“ANGD”), the acquirer of Bluefield stock, to finance a portion of the sale of the Bluefield division of Roanoke Gas to ANGD’s subsidiary, Appalachian Natural Gas Distribution Company (“Appalachian”). The Note has a 5-year term with a 15-year amortization schedule with annual principal payments and quarterly interest payments at a rate of 10%. Effective as of the same date, Roanoke Gas has entered into a security agreement and deeds of trust with ANGD, Bluefield and Appalachian to secure the Note.

Roanoke Gas also executed a subordination agreement with ANGD, Bluefield and Appalachian and Branch Banking and Trust Company (“BB&T”), the bank providing financing for the acquisition by ANGD and Appalachian. The agreement subordinates the Note to up to $11,200,000 of debt in favor of BB&T.

Also in connection with the closing of the Company’s sale of stock of Bluefield, effective October 31, 2007, the Company entered into an Indemnification and Cost Sharing Agreement with ANGD and Bluefield concerning the approximately  3/4-acre parcel of real estate that was retained by the Company. Until the late 1940s or early 1950s, Bluefield operated a manufactured gas plant on the parcel as a source of fuel for lighting and heating. Although the Company does not believe the parcel requires any environmental regulatory reporting and has not received any notice of any environmental violation or liability, Bluefield previously obtained a stipulated rate case agreement with the West Virginia Public Service Commission that recognized the right of Bluefield to defer related environmental remediation costs, should any be incurred, and to seek rate recovery for such costs. The foregoing agreement requires Bluefield and ANGD to seek recovery of any environmental remediation costs through such rate recovery and under any applicable insurance policies or from any third party and to reimburse the Company for 25% of any such costs to the extent they are not otherwise recovered.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On February 16, 2007, the Company entered into a Purchase and Sale Agreement with ANGD for the sale of all of the capital stock of Bluefield, a wholly owned subsidiary of the Company, to ANGD. Bluefield represents approximately 3,500 of the Company’s 60,000 natural gas customers. The sales price is equal to the book value of Bluefield’s net assets on the effective date of closing, subject to mutually agreed upon or arbitrated purchase price adjustments determined subsequent to the closing date but no later than 230 days after closing. In connection with the sale, (i) certain real estate will be distributed to the Company prior to Closing, (ii) inter-company receivables or payables existing between Bluefield and the Company (including its other affiliates) will be settled as of Closing, and (iii) the Company will pay off Bluefield’s outstanding debt at Closing out of the sales proceeds. Resources anticipates using the remaining proceeds from the sale to provide additional capital investment for its other wholly owned regulated natural gas subsidiary, Roanoke Gas.

Also on February 16, 2007 Roanoke entered into an Asset Purchase and Sale Agreement with Appalachian for the sale of Roanoke Gas’s natural gas distribution assets located in the Town of Bluefield and the County of Tazewell, Virginia, to Appalachian, which is a wholly owned subsidiary of ANGD. Approximately 1,100 of the Company’s 60,000 customers are represented by these assets. The sales price is equal to the book value of net plant plus 1% plus the book value of accounts receivable, natural gas inventory, and certain other listed current assets, subject to mutually agreed upon or arbitrated purchase price adjustments determined subsequent to the closing date but no later than 230 days after closing. $1,300,000 of such sale price as in the form of the Note, as described above. The Company anticipates using the proceeds from the sale to retire debt.

Both transactions were closed effective as of October 31, 2007. The Company and Roanoke Gas received $9,000,000 in proceeds and the Note. The final settlement proceeds will be determined subsequent to the closing date as described above. These proceeds will be used to pay off outstanding debt related to Bluefield at the date of closing, pay income taxes associated with the sale of the stock and provide capital investment in Roanoke Gas.

Each of the purchase agreements provides at closing for a temporary continuation of certain services whereby the Company and Roanoke Gas will provide certain customer billing, gas control, regulatory and other administrative services for Bluefield and Appalachian. on mutually agreeable terms. The Company expects a short duration period for these services while ANGD and Appalachian prepares to incorporate these processes into their own operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RGC RESOURCES, INC.

Date: November 5, 2007	By:	/s/ Howard T. Lyon
Howard T. Lyon
Vice-President, Treasurer and Controller
(Principal Financial Officer)